Ex 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

(NASDAQ: DESC)

Contact:

At the Company:	At The Financial Relations Board:
Investor Relations	Marilynn Meek: General Info (212) 445-8451
(203) 678-2355	Peter Seltzberg: Analysts (212) 445-8457

DISTRIBUTED ENERGY SYSTEMS CORP. ANNOUNCES FIRST

QUARTER RESULTS

WALLINGFORD, CT, May 5, 2004 — Distributed Energy Systems Corp. (NASDAQ: DESC) announced today results for the first quarter ended March 31, 2004, which includes its subsidiaries Proton Energy Systems and Northern Power Systems.

First Quarter Highlights:

•	Announced the successful installation of the first Proton Energy HOGEN® H Series onsite hydrogen generators along with the receipt of the first two commercial orders.

•	Announced the achievement of several key milestones for Proton Energy’s hydrogen generator line. Specifically, Proton’s units logged more than four million cell hours on approximately 350 installed units in the field in 2003 and reduced the overall cost of the PEM electrolysis cell stack by 20 percent over the previous year.

•	Announced the presentation of a Department of Energy grant by Vermont Senator James Jeffords for Northern Power worth approximately $600,000 for the development of a MicroGrid power network.

•	Delivered 12 HOGEN 40 series hydrogen generators and 18 laboratory generators by Proton Energy. Revenue recognition is being deferred until warranty expiration.

•	Strengthened the intellectual property position by bringing the total U.S. and foreign patent filings to 116. The company now holds 26 issued U.S. patents and three issued European patents.

Subsequent Events:

•	Announced the selection of Northern Power to negotiate on an $8.3 million contract with the National Renewable Energy Laboratory to develop an advanced, direct-drive wind turbine for low-wind speed sites.

•	Announced Proton Energy’s intention to provide hydrogen generation and fueling technologies as key infrastructure components for California’s new “Hydrogen Highway” and renewable energy economy.

•	Announced Proton’s selection as a member of the Air Products team that will participate in DOE’s hydrogen infrastructure demonstration and validation project.

•	Announced Proton’s award of a Phase II contract to continue development on its regenerative solar/PEM fuel cell demonstration system for the Naval Air Warfare Center Weapons Division at China Lake, California.

Distributed Energy’s President, Chip Schroeder said, “We are off to the best start ever for Proton’s industrial products business. Our combined contract R&D initiatives are progressing well; increased support from government sources allows us to significantly reduce our internal R&D costs. Northern is off to a slower start than we had anticipated, because several important contracts that we hoped to sign in the first quarter have in fact taken until the second quarter to get underway. Firm orders at Northern, including its contract research division, are now nearly $17 million. We continue to move our business towards commercial sustainability.”

Financial Results:

Revenues for the first quarter ended March 31, 2004 were $1,954,000 compared to revenues of $173,000 for the same period last year. The increase in revenues is primarily related to revenue from Northern Power subsequent to the date of acquisition. Product revenue from shipments of HOGEN 40 series and five laboratory generators during the first quarter is deferred until the expiration of the product warranty period. Net loss attributable to common stockholders’ for the first quarter of 2004 is $6,753,000 or $0.19 per share compared to $4,650,000 or $0.14 per share for the comparable 2003 period. The change in net loss is primarily due to inclusion of Northern Power results subsequent to the acquisition.

Conference Call:

Distributed Energy Systems will conduct a conference call tomorrow, Thursday, May 6, 2004 at 11:00 a.m. ET to discuss first quarter results and other matters of interest to investors and analysts. Individuals wishing to participate in the conference call should dial (800) 218-9073. For interested individuals unable to join the call, a replay will be available through May 13, 2004 by dialing (800) 405-2236, pass code 572189. The call will also be broadcast live over the Internet and can be accessed by all interested parties at www.vcall.com or through the investors’ section of the Distributed Energy Systems website at www.distributed-energy.com.

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (NASDAQ: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. As the parent company of Proton Energy Systems ( www.protonenergy.com) and Northern Power Systems (www.northernpower.com), Distributed Energy Systems delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Distributed Energy’s goals, guidance, revenue projections, anticipated developments, and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates”, “believes”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “should”, “will”, and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to complete development of our products, failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-K for year ended December 31, 2003, and other filings Distributed Energy may make from time to time with the SEC.

Distributed Energy Systems Corp.

Financial Results

(Unaudited)

Income Statement Data:

	Quarter Ended March 31,
	2004	2003
Net revenue	$1,954,000	$173,000
Net cost of sales	2,176,000	961,000
Research and development	1,926,000	1,969,000
General and administrative	4,809,000	2,702,000

Loss from operations	(6,957,000)	(5,459,000)
Interest income, net and other	204,000	809,000

Net loss	$(6,753,000)	$(4,650,000)

Loss per share, basic and diluted	$(0.19)	$(0.14)

Weighted average shares outstanding	35,373,541	33,457,139

Balance Sheet Data:
	March 31, 2004	December 31, 2003
Cash and marketable securities	$70,066,000	$73,848,000
Total assets	133,632,000	143,467,000
Total current liabilities	10,329,000	13,636,000
Total long-term liabilities	8,601,000	8,718,000
Total stockholders’ equity	114,702,000	121,113,000
Total liabilities and stockholders’ equity	133,632,000	143,467,000

SOURCE: Distributed Energy Systems Corp.